QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Felding Finance B.V. (NL)
SCI Calyx (France)**
TMG France SNC* (France)
Tornier, Inc. (United States)
Tornier AG (Switzerland)*
Tornier Espana (Spain)*
Tornier GmbH (Germany)*
Tornier Orthopedics Ireland, Ltd. (Ireland)
Tornier Pty (Australia)*
Tornier SAS (France)*
Tornier Scandinavia A/S (Denmark)
Tornier Srl (Italy)*
Tornier UK, Ltd. (United Kingdom)
Tornier US Holdings, Inc. (United States)

*
99% owned by Tornier B.V., 1% by Felding Finance.

**
51% ownership by Tornier B.V. and Felding Finance.

QuickLinks

  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT